Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155530
Prospectus Supplement
(To Prospectus dated December 5, 2008)
10,900,000 SHARES OF COMMON STOCK
WARRANTS TO PURCHASE 5,450,000 SHARES OF COMMON STOCK
COLUMBIA LABORATORIES, INC.
COMMON STOCK
     We are offering directly to selected investors up to 10,900,000 shares of our common stock and warrants to purchase 5,450,000 shares of our common stock (including the 5,450,000 shares of common stock issuable upon exercise of the warrants) pursuant to this prospectus supplement and the accompanying prospectus. Of the 16,350,000 shares of common stock offered hereby, 5,450,000 shares are issuable upon exercise of the warrants. The 10,900,000 shares of common stock and the warrants to purchase 5,450,000 shares of common stock will be sold in units, with each unit consisting of one share of common stock, par value $0.01 per share and a warrant to purchase 0.5 shares of common stock, at an initial exercise price of $1.52 per share. Each unit will be sold at a negotiated price of $1.08 per unit.
     Our common stock is quoted on the NASDAQ Global Market under the symbol “CBRX.” On October 22, 2009, the last reported sale price of the common stock was $1.27 per share. The warrants are not and will not be listed for trading on the NASDAQ Global Market.
     We have retained Oppenheimer & Co. Inc. and The Benchmark Company, LLC as our placement agents to use their best efforts to solicit offers to purchase the units in this offering. The placement agents have no obligation to buy any of the shares of our common stock or warrants from us or to arrange for the purchase or sale of any specific number or dollar amount of units. See “Plan of Distribution” beginning on page S-19 of this prospectus supplement for more information regarding these arrangements.
     Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement, and those contained in our incorporated documents, to read about factors you should consider before buying any securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price	$1.08	$11,772,000
Placement Agents’ Fees (1)	$0.07	$763,000
Proceeds, Before Expenses, to Us (2)	$1.01	$11,009,000

(1)	We have agreed to pay the placement agents an aggregate fee of 6.5% of the gross proceeds received by the Company from the sale of the units.

(2)	Based on the aggregate placement agents’ fees of $763,000.
     We estimate the total expenses of this offering, excluding the placement agents’ fees, will be approximately $300,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, the placement agents’ fees and net proceeds to us, if any, in this offering may be substantially less than the maximum offering amounts set forth above.
     Investor funds shall be deposited into an escrow account set up at U.S. Bank National Association, as escrow agent. The escrow agent will not accept any investor funds until the date of this prospectus supplement. Prior to the closing date, the escrow agent will notify the placement agents when funds to pay for the units have been received. We expect that the sale of the units to be completed on or about October 28, 2009.

Placement Agents

Oppenheimer & Co. Inc.	The Benchmark Company, LLC
The date of this prospectus supplement is October 22, 2009

PROSPECTUS SUPPLEMENT
PROSPECTUS
          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Under no circumstances should the delivery to you of this prospectus supplement and the accompanying prospectus or any sale made pursuant to this prospectus supplement and the accompanying prospectus create any implication that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any time after the date of this prospectus supplement.
          We are offering to sell and seeking offers to buy, shares of our common stock and warrants only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock and warrants in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and/or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and warrants and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. The prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT
          This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3, registration statement number 333-155530, that we filed with the Securities and Exchange Commission (the “SEC”) on November 20, 2008 and that was declared effective on December 5, 2008. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of our common stock and warrants being offered, the risks of investing in our common stock, warrants and other items.
          This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and warrants and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement will control.
          References in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to “we,” “our,” “us,” “Columbia” and “the Company” refer to Columbia Laboratories, Inc., and its subsidiaries, unless the context requires otherwise. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes certain of the information contained in the prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” before investing in our common stock and warrants.

COLUMBIA LABORATORIES, INC.
          Because this is a summary, it does not contain all the information about Columbia Laboratories, Inc. that may be important to you. To understand the specific terms of the securities, you should read this prospectus supplement and the accompanying prospectus carefully. You should also carefully read the section entitled “Risk Factors” in this prospectus supplement and the documents identified under the caption “Where You Can Find More Information.”
Business
               We are in the business of developing, manufacturing and selling pharmaceutical products that utilize our proprietary bioadhesive drug delivery technologies. We are focused predominantly on the women’s reproductive healthcare market, but our product development projects address the broader women’s healthcare market. Our bioadhesive vaginal gel products provide patient-friendly solutions for infertility, pregnancy support, amenorrhea, and other obstetric, gynecologic and medical conditions.
               Our sales organization in the United States (“U.S.”) currently promotes our natural progesterone gel product, CRINONE 8%. We also continue to sell PROCHIEVE 8% in the U.S. CRINONE and PROCHIEVE are two brands of the same product that is approved in the U.S. for supplementation or replacement of progesterone as part of an Assisted Reproductive Technology (“ART”) treatment for infertile women with progesterone deficiency and for treatment of secondary amenorrhea. Outside the U.S. CRINONE has been approved for marketing for one or more medical indications including supplementation or replacement as part of an ART treatment for infertile women, treatment of secondary amenorrhea, the prevention of hyperplasia in postmenopausal women receiving hormone replacement therapy (“HRT”), the reduction of symptoms of premenstrual syndrome (“PMS”), menstrual irregularities, dysmenorrhea, and dysfunctional uterine bleeding. We reacquired the U.S. marketing rights to CRINONE in December 2006, and promote CRINONE to a full range of reproductive endocrinologists, obstetricians and gynecologists who treat infertility. We also promote STRIANT testosterone buccal system for the treatment of hypogonadism in men, however, our continuing focus in fiscal 2009 is to increase prescriptions of CRINONE.
               We derive additional revenues from our established marketing partnerships, through which certain of our products are commercialized in global territories outside the U.S. and U.S. markets on which we are not currently focused.
               We also seek opportunities to develop new products using our drug delivery technology, both proprietary projects and for strategic partners; to expand our product base and thereby leverage our sales force; and, to partner or divest products that fall outside our core women’s healthcare focus.
               All of our products and product candidates utilize our Bioadhesive Delivery System (“BDS”), which consists principally of a polymer (polycarbophil) and an active ingredient. The BDS is based upon the principle of bioadhesion, a process by which the polymer adheres to epithelial surfaces or mucosa. Our vaginal products adhere to the vaginal epithelium and the buccal products adhere to the mucosal membrane of the gum and cheek. The polymer remains attached to epithelial surfaces or mucosa and is discharged upon normal cell turnover, a physiological process that, depending upon the area of the body, occurs every 12 to 72 hours, or longer. Both vaginal and buccal BDS products provide sustained and controlled delivery of active drug ingredients. Its extended period of attachment permits use of BDS in products when extended duration of effectiveness is desirable or required. The Company intends to continue to leverage the advantages of BDS drug delivery by developing new BDS products that improve the delivery of approved drugs that have low oral bioavailability, or where systemic levels of the active ingredient must be curtailed. In addition, this delivery system is particularly useful for active drug ingredients that cannot be ingested.
               We have focused on infertility but our development pipeline also focuses on the broader women’s reproductive healthcare market because we believe that vaginal delivery is a particularly effective way to deliver active ingredients to the female reproductive organs.

Our Strategy
               Our goal is to become a significant player in the women’s reproductive healthcare market, providing patient-friendly solutions for infertility, obstetric, gynecologic and other women’s medical conditions. The key elements of our strategy are:
          Focus on building revenues from our products for the treatment of infertility in women. Since 2002, Columbia has been increasingly focused on products for the treatment of infertility in women. In 2006, we reacquired U.S. marketing rights for CRINONE 8% progesterone gel from Merck Serono S.A. (“Merck Serono”). Our CRINONE progesterone gel forms the core to build a broader infertility business. We aim to build CRINONE 8% by building relationships with reproductive endocrinologists in infertility (REI); leveraging those relationships to influence prescribing habits of obstetricians and gynecologists (OB/GYN) who prescribe clomiphene citrate to treat infertility; and using multiple published clinical trials to support the use of CRINONE to assist the infertility cycle and for pregnancy support. Over 1.2 million infertility treatments are performed every year in the U.S. In each instance, we believe the REI and OB/GYN could improve the likelihood of successful implantation by using supplemental progesterone. CRINONE is also used for pregnancy support during the first 10 to 12 weeks of gestation. This largely untapped market provides growth potential over and above infertility cycle supplementation. Our 35 person sales force calls on those physicians that treat over 80% of all infertility patients.
          Develop a preterm birth prevention indication for PROCHIEVE 8%. Our lead R&D opportunity is the study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix as measured by transvaginal ultrasound in mid-pregnancy. This opportunity arose from significant positive data obtained from secondary analyses of our earlier recurrent Phase III preterm study. Based on those positive data and our discussions with the Food and Drugs Administration (“FDA”), we designed the Phase III PREGNANT ( PR OCHIEVE® E xtending G estatio N            A            N ew T herapy) study. The Company is conducting the Phase III clinical study with PROCHIEVE 8% progesterone gel to prevent preterm birth and improve infant outcomes for those women with a short cervix at mid-pregnancy. This randomized, double-blind, placebo-controlled clinical trial will evaluate the effect of PROCHIEVE 8% on reducing the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo. If successful, we would apply to the FDA for approval of a label indication for this use. In October 2008, we announced a collaboration with the Perinatology Research Branch (PRB) of the Eunice Kennedy Shriver National Institutes of Child Health and Human Development (NICHD) under which we amended the study protocol to reflect the addition of nine NICHD sponsored sites and an increase in the number of patients from 300 to 450. With the increase in patients, the power of the study to show improvements in both the obstetrical endpoints and infant outcomes becomes even stronger. All clinical data, whether generated by NICHD sites or our sites, will be collected centrally and, assuming success in the study, the results will be available to us for regulatory filings. We believe that, if the study is successful, the participation of the NICHD will have a positive impact on physicians’ adoption of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy as measured by transvaginal ultrasound, which will lead to improved patient care and a more rapid reduction in the incidence of preterm birth.
               License and acquire products to leverage our sales force. In addition to collaborations, we also seek opportunistically to license and acquire under-promoted FDA-approved pharmaceuticals that complement our current women’s infertility product offering to generate additional near-term revenues from our commercial infrastructure.
               Continue existing and establish new collaborations to commercialize selected drugs. Collaborations with pharmaceutical companies have played an important role in helping us develop and commercialize our products. These collaborations enable us to address markets, and commercialize products, that fall outside our core focus. We plan to continue to rely on collaborators to commercialize certain of our drugs and drug candidates, either outside the U.S. or in U.S. markets in which we are not currently concentrating our resources. We also seek opportunities to apply our technology to approved compounds manufactured and sold by potential strategic partners for therapeutic areas outside our focus.
               Continue existing and establish new collaborations to develop selected drug candidates. Collaborations with pharmaceutical companies and third-party researchers have played an important role in helping us advance the development of certain investigational drug candidates. We plan to continue to seek strategic partners for certain investigational projects to cost-effectively advance our clinical projects while retaining U.S. marketing rights for Columbia.
Segments
               The Company is currently engaged solely in one business segment — the development, licensing and sale of pharmaceutical products. In certain foreign countries these products may be classified as medical devices or cosmetics by those countries’ regulatory agencies.
Operations
               Our sales and marketing organization operates solely in the United States, and is specifically focused on a select group of REIs and OB/GYNs. We also market STRIANT to general endocrinologists, urologists and a select number of primary care physicians. Our marketing and sales efforts for STRIANT are primarily focused on maintaining the current prescription levels. We have entered into partnerships to commercialize our products outside the U.S. and within certain markets in the U.S. and seek to enter into additional partnerships to commercialize our products in new countries and with additional audiences in the United States that we do not currently address.
               We are substantially dependent on four manufacturers for the products that we sell to marketing partners around the world and commercialize ourselves in the U.S. We sell five vaginal gel products that are each manufactured in bulk by Fleet Laboratories Limited, Watford, Herts, United Kingdom (“Fleet”) and filled into overwrapped single-use disposable applicators by Maropack AG, Zell, Switzerland (“Maropack”). Our single buccal product is manufactured for us by Mipharm S.p.A., Milan, Italy (“Mipharm”). Noveon, Inc. (“Noveon”) is the only supplier of medical grade, cross-linked polycarbophil, the polymer used in our BDS-based products.
               Our wholly owned subsidiary, Columbia Laboratories (Bermuda) Ltd., entered into an agreement dated July 12, 1996, with Fleet to manufacture our progesterone vaginal gel products for delivery in bulk containers. Pursuant to the agreement Fleet built and operates a dedicated suite for the manufacture of hormone products. Fleet may pass on increases in the cost of materials on three months notice and increases in labor on the anniversaries of the agreement. The original term of the agreement was 10 years after which either party may terminate the agreement on twelve (12) months prior written notice. Payments under the agreement are made in pounds sterling. Fleet also manufactures the Company’s non-progesterone vaginal gel products for delivery in bulk containers pursuant to individual purchase orders.
               Columbia Laboratories (Bermuda) Ltd.) has an agreement with Maropack to fill our bulk vaginal gel products into overwrapped single-use disposable applicators. The current term of the agreement is one (1) year with automatic one (1) year renewals. Either party may terminate the agreement on six (6) months prior written notice before the end of any renewal term. Prices are renegotiated annually based on forecasted production volumes. Payments under the agreement are made in Swiss francs.
               Columbia Laboratories (Bermuda) Ltd., entered into an agreement dated May 7, 2002 with Mipharm to manufacture at least eighty-five percent (85%) of our requirements for our STRIANT testosterone buccal product for sale in the United States, Europe and Latin America. Pursuant to the agreement Mipharm built and operates a dedicated suite for the manufacture of hormone products, one-half the cost of which was paid by us. The original term of the agreement is twelve (12) years with automatic three (3) year renewals. Either party may terminate the agreement on twelve (12) months prior written notice before the end of any term. The price of the product may increase based on increases in labor costs in Italy or raw materials. Payments under the agreement are made in Euros.
The Products
               Progesterone Products are:
•	CRINONE 8% progesterone gel marketed and sold by us in the U.S.

•	CRINONE 8% sold by us to Merck Serono for resale outside the U.S.

•	PROCHIEVE 8% progesterone gel sold by us in the U.S.

•	PROCHIEVE 4% progesterone gel sold to Ascend for sale in the U.S.
               Other Products are:
•	STRIANT testosterone buccal system marketed by us in the U.S.

•	STRIANT sold to MiPharm for resale in Italy.

•	Replens® Vaginal Moisturizer sold to Lil’ Drug Store for resale outside the U.S.

•	RepHresh® Vaginal Gel sold to Lil’ Drug Store for resale on a worldwide basis.

•	Royalty and licensing revenues.
               Progesterone Products: CRINONE and PROCHIEVE
               Progesterone is a hormone manufactured by a woman’s ovaries in the second half of the menstrual cycle and by the placenta during pregnancy. Progesterone is responsible for preparing the uterus for pregnancy and, if pregnancy occurs, maintaining it until birth, or, if pregnancy does not occur, inducing menstruation.
               Our principal product is a sustained release gel that delivers natural progesterone vaginally. Our vaginal progesterone gel product is marketed under the two brand names CRINONE and PROCHIEVE. CRINONE/PROCHIEVE utilizes the Company’s patented BDS, which enables the progesterone to achieve a preferential uptake of drug from the vagina to the uterus, or a “First Uterine Pass Effect™.” The product is available in two strengths, an 8% progesterone gel and a 4% progesterone gel. It is the first product designed to deliver progesterone directly to the uterus, thereby providing a therapeutic benefit and avoiding high blood levels of metabolites seen with orally-delivered synthetic progestins.

               The Company sells CRINONE and PROCHIEVE brand progesterone gels in the U.S. CRINONE brand progesterone gel is sold outside the U. S. by Merck Serono under a worldwide (excluding the U.S.) license from the Company.
               CRINONE /PROCHIEVE in the 8% progesterone gel is approved in the U.S. for progesterone supplementation or replacement as part of an Assisted Reproductive Technology (“ART”) treatment for infertile women with progesterone deficiency. CRINONE/PROCHIEVE in both the 8% and 4% progesterone gels is approved in the U.S. for the treatment of secondary amenorrhea (loss of menstrual period). Outside the U.S., CRINONE has been approved for marketing for one or more medical indications in 60 countries. The medical indications include: progesterone supplementation or replacement as part of an ART treatment for infertile women; the treatment of secondary amenorrhea; the prevention of hyperplasia in post-menopausal women receiving hormone replacement therapy (“HRT”); the reduction of symptoms of premenstrual syndrome (“PMS”); menstrual irregularities; dysmenorrhea; and, dysfunctional uterine bleeding. PROCHIEVE is not marketed outside the U.S.
               CRINONE 8% is principally marketed to REIs who generally perform the more technical procedures to assist women who are infertile to become pregnant. Our 2009 focus for CRINONE commercialization will be to continue to seek to convert sales of pharmacy compounded intramuscular progesterone injections and progesterone suppositories to sales of CRINONE. Marketing materials showing our compilation of 16 clinical trials that have been conducted to compare CRINONE to other forms of progesterone provide us with a compelling case for the efficacy of CRINONE. These data show that CRINONE is as effective as, and in some cases numerically more effective than, all the other delivery systems for progesterone. In the six clinical trials that included an arm evaluating patient preference, patients preferred CRINONE over the competing product in all six clinical trials. Our sales force uses these materials to persuade physicians to prescribe CRINONE over the competing progesterone injections and suppositories that are pharmacy compounded, as well as over Endometrin®, a vaginal progesterone tablet that requires three doses per day to achieve results comparable to once-daily CRINONE.
               PROCHIEVE 8% continues to be available to obstetricians and gynecologists who may use progesterone in conjunction with clomiphene citrate to assist women who are infertile become pregnant. We expect that in 2009 we will invest significant resources in the development program for PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix as measured by transvaginal ultrasound at mid-pregnancy. This program includes a clinical trial in pregnant women which we have named the PREGNANT study. In 2007, we reported data from our completed clinical trial of PROCHIEVE 8% in pregnant women with a history of prior pre-term birth. In that clinical trial, the study endpoints were not met, and the trial demonstrated that there was no benefit from administering vaginal progesterone to that patient population. However, a secondary analysis of the data from that earlier study demonstrated a statistically significant improvement in the rate of preterm birth and infant outcomes in trial participants who had a short cervix at mid-pregnancy. This secondary analysis was conducted on a subset of patients with a short cervix at mid-pregnancy from the previous trial and the PREGNANT clinical trial is designed to confirm these data in a larger trial. The PREGNANT study was designed based in part on the data set forth in the White Journal and discussions with the FDA. This randomized, double-blind, placebo-controlled Phase III clinical trial is designed to evaluate the ability of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix of between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of this clinical trial is a reduction in preterm births at less than or equal to 32 weeks versus placebo. If the results of the PREGNANT trial confirm the results seen in the earlier clinical trial, we expect to file a NDA supplement seeking approval of PROCHIEVE 8% for this indication and utilize the name PROCHIEVE solely in connection with the preterm birth indication.
               In September 2007, we licensed PROCHIEVE 4% (which is marketed only in the U.S.) to Ascend Therapeutics, Inc. (“Ascend”) to market this product effective January 1, 2008 under a five year license and supply agreement. Merck Serono suspended any promotional support for the 4% progesterone vaginal gel outside the U.S. but maintains the marketing rights.
               The most common side effects of CRINONE /PROCHIEVE 8% are breast enlargement, constipation, somnolence, nausea, headache, and perineal pain. The most common side effects of PROCHIEVE 4% when used in combination with estrogen include cramps, fatigue, depression, emotional lability, sleep disorder, and headache. CRINONE /PROCHIEVE is contraindicated in the U.S. in patients with active thrombophlebitis or thromboembolic disorders, or a history of hormone-associated thrombophlebitis or thromboembolic disorders, missed abortion, undiagnosed vaginal bleeding, liver dysfunction or disease, and known or suspected malignancy of the breast or genital organs.
               Other Vaginal Gel Women’s Products
               Replens® Vaginal Moisturizer. Our BDS vaginal gel, without an active pharmaceutical ingredient, is sold as Replens Vaginal Moisturizer. Replens is indicated for replenishment of vaginal moisture on a sustained basis and to relieve the discomfort associated with vaginal dryness. Replens was the first product developed utilizing the BDS. In May 2000, the Company sold the U.S. rights for Replens to Lil’ Drug Store Products, Inc. (“Lil’ Drug Store”), pursuant to an agreement under which the Company received royalties of 10% of sales of Replens in the U.S until October 2005. On June 29, 2004, the Company sold the remaining worldwide marketing rights for Replens to Lil’ Drug Store and executed two related agreements with Lil’ Drug Store: a five year supply agreement for Lil’ Drug Store’s requirements for Replens in non-U.S. markets that expires October 31, 2009, and a promotion agreement that expired at the end of 2006.
               RepHresh® Vaginal Gel. RepHresh Vaginal Gel is a feminine hygiene product that can eliminate vaginal odor. RepHresh works by maintaining vaginal pH in the normal physiologic range of 4.5 or below. Using the BDS, RepHresh adheres to the epithelial cells of the vaginal lining for three or more days. It is available in convenient, pre-filled, disposable applicators. On June 29, 2004, the

Company sold the worldwide marketing rights to the product to Lil’ Drug Store and executed two related agreements with Lil’ Drug Store: a five year supply agreement that expires October 31, 2009, and a promotion agreement that expired at the end of 2006. Columbia sells product on a worldwide basis to Lil’ Drug Store.
               Advantage-S® Bioadhesive Contraceptive Gel. The Company marketed one additional product, Advantage-S® a female contraceptive gel, until June 2004. On June 29, 2004, the Company sold worldwide marketing rights to Advantage-S to Lil’ Drug Store. The production and sale of Advantage-S was discontinued during 2006.
               Products Outside of the Women’s Reproductive Healthcare Market
               STRIANT (testosterone buccal system). STRIANT is approved in the U.S., and several European countries for treatment of hypogonadism in men, but is currently marketed only in the U.S. and Italy. Hypogonadism is characterized by a deficiency or absence of endogenous testosterone production. Signs and symptoms of hypogonadism can include decreased libido (sexual desire), erectile dysfunction (ED), fatigue, depression, reduced muscle mass, and osteoporosis. The purpose of testosterone replacement therapy is to provide and maintain normal levels of testosterone. It is estimated that hypogonadism affects 38.7% of men aged 45 years or older in the United States, approximately one million of whom currently receive treatment. The treatment for hypogonadism is to replace testosterone through one of many available delivery systems including transdermal patches, topical gels, injectable formulations of testosterone and the STRIANT buccal system.
               STRIANT utilizes the BDS to achieve controlled and sustained delivery of testosterone via the buccal cavity — the small depression in the mouth where the gum meets the upper lip above the incisor teeth. The product, which has the appearance of a small monoconvex tablet, rapidly adheres to the buccal mucosa. STRIANT is absorbed into the bloodstream and delivered directly into the superior vena cava (major blood vessel), bypassing the gastrointestinal system and liver. In clinical trials, STRIANT produced circulating testosterone concentrations in hypogonadal males approximating physiologic levels seen in healthy young men.
               The clinical data supporting the approval of STRIANT by the U.S. Food and Drug Administration (“FDA”) were generated from a 12-week U.S. multi-center, open-label, single arm trial that evaluated the efficacy, safety and tolerability of STRIANT in 98 men with hypogonadism. The most frequent adverse events that occurred with STRIANT in that trial at an incidence of 1% or greater which were possibly, probably or definitely related to the use of STRIANT were: gum or mouth irritation (9.2%), bitter taste (4.1%), gum pain (3.1%), gum tenderness (3.1%), headache (3.1%), gum edema (2.0%), and taste perversion (2.0%). A total of 16 patients reported 19 gum-related adverse events. Of these, ten patients (10.2%) reported 12 events of mild intensity, four patients (4.1%) reported five events of moderate intensity, and two patients (2.0%) reported two events of severe intensity. Four patients (4.1%) discontinued treatment with STRIANT due to gum- or mouth-related adverse events, including two with severe gum irritation, one with mouth irritation and one with “bad taste in mouth.” The majority of the gum-related adverse events were transient and resolved within one to 14 days. Patients on STRIANT should be advised to regularly inspect the gum region where they apply STRIANT and report any abnormality to their health care professional.
               STRIANT is not indicated for women and must not be used in women. Testosterone supplements may cause fetal harm. STRIANT should not be used in patients with known hypersensitivity to any of its ingredients, including testosterone U.S.P that is chemically synthesized from soy. Androgens are contraindicated in men with carcinoma of the breast or known carcinoma of the prostate. Edema with or without congestive heart failure may be a serious complication in patients with preexisting cardiac, renal or hepatic disease. In addition to discontinuation of the drug, diuretic therapy may be required. Gynecomastia frequently develops and occasionally persists in patients being treated with androgens for hypogonadism. The treatment of hypogonadal men with testosterone esters may potentiate sleep apnea in some patients, especially those with risk factors such as obesity or chronic lung diseases. Geriatric patients treated with androgens may be at an increased risk for the development of prostatic hyperplasia and prostatic carcinoma. In diabetic patients, the metabolic effects of androgens may decrease blood glucose and, therefore, insulin requirements.
               We market and sell STRIANT in the U.S. STRIANT sales comprise less than 1% of the market for testosterone replacement products in 2008. Due to our focus on increasing prescriptions for our progesterone gel products and increasing our overall business in products for women’s reproductive health, our marketing and sales organization is not undertaking activities beyond those that we believe are required to maintain current U.S. sales of STRIANT.
               In October 2002, the Company and Ardana plc (then Ardana Biosciences, Ltd., “Ardana”) entered into a license and supply agreement under which Ardana licensed and sold STRIANT in several European countries (excluding Italy). In July 2008, we terminated the license and supply agreement with Ardana. Prior to termination, Ardana had marketed and sold STRIANT in the United Kingdom itself, and sold STRIANT in Ireland, Germany, Sweden, Finland, Norway, Denmark, and the Netherlands through other distributors. Distribution in those countries has been discontinued as we work to return rights to the marketing authorizations to our subsidiary in the United Kingdom.
               In May 2003, the Company and Mipharm entered into a license and supply agreement under which Mipharm will market, distribute and sell STRIANT in Italy. Mipharm launched STRIANT into the Italian market in November, 2007.
               Advance Formula Legatrin PM. In May 2000, the Company licensed Advanced Formula Legatrin PM®, a product for the relief of occasional pain and sleeplessness associated with minor muscle aches to Lil’ Drug Store, who pays the Company a royalty of 20% of the net sales of the product. The license agreement had an initial five-year term with provisions for automatic renewal. The license for Advanced Formula Legatrin PM was renewed to May 2010.

Company Information
               We were incorporated as a Delaware corporation in 1986. Our principal executive offices are located at 354 Eisenhower Parkway, Livingston, New Jersey 07039, and our telephone number is (973) 994-3999. Our wholly-owned subsidiaries are Columbia Laboratories (Bermuda) Ltd., Columbia Laboratories (France) SA and Columbia Laboratories (UK) Limited. We maintain an Internet website at http://www.columbialabs.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.
THE OFFERING

Issuer:	Columbia Laboratories, Inc.

Common Stock Offered:	10,900,000 shares directly
5,450,000 shares issuable upon exercise of warrants

Warrants	Warrants to purchase up to 5,450,000 shares of common stock

Price Per Unit:	$1.08 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock

Common Stock Outstanding Before This Offering	54,867,611 shares

Common Stock Outstanding After This Offering:	65,767,611 shares

Warrant Exercise Price	The warrants will be exercisable at an exercise price of $1.52 per share

Warrant Exercisability	The warrants are exercisable at any time on or after April 30, 2010 and ending on 5:00 p.m. New York City time on April 30, 2015.

Use of Proceeds:
We intend to use the net proceeds from the offering for general corporate purposes, including funding the completion of our ongoing clinical trial to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy, the development of next generation products for infertility and prevention of preterm birth in women with a short cervix, our other clinical development and other research and development activities, internal and/or collaborative sales, marketing and distribution expenditures, capital expenditures and working capital needs. See “Use of Proceeds.”

Rights of Holders of Common Stock:
Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except those matters that are submitted solely to a vote of the holders of preferred stock. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors. We do not anticipate paying dividends on the common stock for the foreseeable future.

NASDAQ Global Market Symbol:	CBRX
RISK FACTORS
               You should carefully consider the following risk factors as well as the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment in the common stock and warrants. Any one or a combination of these risk factors may have a material adverse effect on us.
Risks related to our business:
We have a history of losses and we may continue to incur losses.

               We have had a history of losses since our founding. For the fiscal year ended December 31, 2007, we had a net loss of $14.3 million. For the fiscal year ended December 31, 2008, we had a net loss of $14.1 million. For the six months ended June 30, 2009, we had a net loss of $10.6 million. If we and our partners are unable to successfully develop and market our products, and otherwise increase sales of our products, and contain our operating expenses, we may not have sufficient funds to continue operations unless we are able to raise additional funds from sales of securities or otherwise. Additional financing may not be available to us on acceptable terms, if at all.
Our business is heavily dependent on the continued sale of CRINONE 8%, Replens, and RepHresh by our marketing partners.
               Our operating results are heavily dependent on the revenues and royalties derived from the sale of CRINONE 8% to Merck Serono for sale outside the U.S. and the sale of Replens and RepHresh to Lil’ Drug Store. Revenues from sales of these partnered products in 2008 comprised approximately 49% of our total revenues, including approximately $6.0 million in sales to Lil’ Drug Store. Our supply agreement with Lil’ Drug Store for sales to them of RepHresh and Replens expires on October 31, 2009. We do not control the amount and timing of marketing resources that our partners devote to our products. Failure of Merck Serono to effectively market CRINONE 8% in its territories outside the U.S., and the expiration of the supply agreement with Lil’ Drug Store could have a material adverse effect on our business, financial condition and results of operations.
The current stock market and credit market conditions are extremely volatile and may restrict our ability to raise additional funds to meet our capital needs.
               The current stock market and credit market conditions are extremely volatile. It is difficult to predict whether these conditions will continue or worsen and, if so, whether the conditions would impact the Company and whether the impact would be material. In particular, constriction and volatility in the equity and debt markets may restrict our future ability to access these markets to meet our future capital or liquidity needs.
A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our ability to continue operations.
               A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because a significant portion of our operations has been and will continue to be financed through the sale of equity securities and equity linked securities (warrants and convertible debt), a decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plans and operations, including our ability to develop our product candidates and continue our current operations. If we are unable to raise sufficient capital in the future, and we are unable to generate funds from operations sufficient to meet our obligations, we will not be able to have the resources to continue our normal operations.
We have a substantial amount of debt.
               As of December 31, 2008, we had outstanding approximately $40 million principal amount of our convertible debt due December 31, 2011. In addition, as of December 31, 2008 we had remaining future minimum payments due to PharmaBio pursuant to certain financing agreements of approximately $16.6 million, payable in November 2010. Our annual interest expense is more than $8 million of which approximately $3.2 million is the annual cash portion of the expense relating to the convertible debt, for the next three years. Unless we generate substantial additional sales from our products or raise substantial additional capital, we may not be able to pay the interest on our debt or repay our debt at maturity.
The development of our pharmaceutical products is uncertain and subject to a number of significant risks.
               Some of our pharmaceutical products are in various stages of development. In the U.S. and most foreign countries, we must complete extensive human clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product.
               The process of developing product candidates involves a degree of risk and may take several years. Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons, including:
•	Clinical trials may show our product candidates to be ineffective for the indications studied or to have harmful side effects;

•	Product candidates may fail to receive regulatory approvals required to bring the products to market;

•	Manufacturing costs or other factors may make our product candidates uneconomical; and

•	The proprietary rights of others and their competing products and technologies may prevent our product candidates from being effectively commercialized.

               Success in early clinical trials does not ensure that large-scale clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals.
               The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict. The speed with which we can complete clinical trials and applications for marketing approval will depend on several factors, including the following:
•	The rate of patient enrollment, which is a function of factors including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study, and the nature of the study protocol;

•	Institutional review board, or IRB, approval of the study protocol and the informed consent form;

•	Prior regulatory agency review and approval;

•	Analysis of data obtained from clinical activities, which are susceptible to varying interpretations and which interpretations could delay, limit or prevent regulatory approval;

•	Changes in the policies of regulatory authorities for drug approval during the period of product development; and

•	The availability of skilled and experienced staff to conduct and monitor clinical studies and to prepare the appropriate regulatory applications.
               In addition, developing product candidates is very expensive and will continue to have a significant impact on our ability to generate profits. Factors affecting our product development expenses include:
•	Our ability to raise any additional funds that we need to complete our trials;

•	The number and outcome of clinical trials conducted by us and/or our collaborators;

•	The number of products we may have in clinical development;

•	In licensing or other partnership activities, including the timing and amount of related development funding, license fees or milestone payments; and

•	Future levels of our revenue.
               Clinical trials are expensive and can take years to complete, and there is no guarantee that the clinical trials will demonstrate sufficient safety and/or efficacy of the products to meet the Food and Drug Administration (“FDA”) requirements, or those of foreign regulatory authorities.
We may experience adverse events in clinical trials, which could delay or halt our product development.
               Our product candidates may produce serious adverse events. These adverse events could interrupt, delay or halt clinical trials of our product candidates and could result in FDA or other regulatory authorities denying approval of our product candidates for any or all targeted indications. An Institutional Review Board or independent data safety monitoring board, the FDA, other regulatory authorities, or we ourselves may suspend or terminate clinical trials at any time. Our product candidates may prove not to be safe for human use.
Delays or failures in obtaining regulatory approvals may delay or prevent marketing of the products that we are developing.
               Other than PROCHIEVE 8% (progesterone gel) which is being evaluated for the prevention of preterm birth in women with a short cervix at mid-pregnancy, and PROCHIEVE 4% (progesterone gel), which is being evaluated for the prevention of endometrial hyperplasia in women with an intact uterus undergoing estrogen replacement therapy, none of our product candidates have received regulatory approval from the FDA or any foreign regulatory authority. The regulatory approval process typically is extremely expensive, takes many years, and the timing or likelihood of any approval cannot be accurately predicted. Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunities and increased clinical trial costs. If we fail to obtain regulatory approval for our current or future product candidates or expanded indications for currently marketed products, we will be unable to market and sell such products and indications and therefore may never be profitable.
               As part of the regulatory approval process, we must conduct clinical trials for each product candidate to demonstrate safety and efficacy. The number of clinical trials that will be required varies depending on the product candidate, the indication being evaluated, the trial results, and the regulations applicable to any particular product candidate.

               The results of initial clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials. The data collected from the clinical trials of our product candidates may not be sufficient to support FDA or other regulatory approval. In addition, the continuation of a particular study after review by an IRB or independent data safety monitoring board does not necessarily indicate that our product candidate will achieve the clinical endpoint.
               The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including:
•	A product candidate may not be deemed to be safe or effective;

•	The manufacturing processes or facilities we have selected may not meet the applicable requirements; and

•	Changes in their approval policies or adoption of new regulations may require additional clinical trials or other data.
               Any delay in, or failure to receive, approval for any of our product candidates could prevent us from growing our revenues or achieving profitability.
Healthcare insurers and other payors may not pay for our products or may impose limits on reimbursement.
               Our ability to commercialize our prescription products will depend, in part, on the extent to which reimbursement for our products is available from third-party payors, such as health maintenance organizations, health insurers and other public and private payors. If we succeed in bringing new prescription products to market or expand the approved label for existing products, we cannot be assured that third-party payors will pay for such products, or establish and maintain price levels sufficient for realization of an appropriate return on our investment in product development.
               Many health maintenance organizations and other third-party payors use formularies, or lists of drugs for which coverage is provided under a healthcare benefit plan, to control the costs of prescription drugs. Each payor that maintains a drug formulary makes its own determination as to whether a new drug will be added to the formulary and whether particular drugs in a therapeutic class will have preferred status over other drugs in the same class. This determination often involves an assessment of the clinical appropriateness of the drug and, in some cases, the cost of the drug in comparison to alternative products. Our current or our future products may not be added to payors’ formularies, our products may not have preferred status to alternative therapies, and formulary decisions may not be conducted in a timely manner. Once reimbursement at an agreed level is approved by a third-party payor, we may lose that reimbursement entirely or we may lose the similar or better reimbursement we receive compared to competitive products. As reimbursement is often approved for a period of time, this risk is greater at the end of the time period, if any, for which the reimbursement was approved. We may also decide to enter into discount or formulary fee arrangements with payors, which could result in us receiving lower or discounted prices for CRINONE, PROCHIEVE and STRIANT or future products.
We face significant competition from pharmaceutical and consumer product companies, which may adversely impact our market share.
               We and our marketing partners compete against established pharmaceutical and consumer product companies that market products addressing similar needs. Further, numerous companies are developing, or may develop, enhanced delivery systems and products that compete with our present and proposed products. It is possible that we may not have the resources to withstand these and other competitive forces. Some of these competitors may possess greater financial, research and technical resources than our company or our partners. Moreover, these companies may possess greater marketing capabilities than our company or our partners, including the resources to implement extensive advertising campaigns.
               The pharmaceutical industry is subject to change as new delivery technologies are developed, new products enter the market, generic versions of available drugs become available, and treatment paradigms evolve to reflect these and other medical research discoveries. We face significant competition in all areas of our business. The rapid pace of change in the pharmaceutical industry continually creates new opportunities for existing competitors and start-ups, and can quickly render existing products less valuable. Customer requirements and physician and patient preferences continually change as new treatment options emerge, are more or less heavily promoted, and become less expensive. As a result, we may not gain, and may lose, market share.
               CRINONE/PROCHIEVE, a natural progesterone product, competes in markets with other progestins, both synthetic and natural, including Endometrin® (progesterone vaginal insert) marketed by Ferring, Prometrium® (oral micronized progesterone) marketed by Solvay, pharmacy-compounded injections and pharmacy-compounded vaginal suppositories. In June 2007, Ferring obtained FDA approval for, and launched, Endometrin® a competing product for use in infertility. Ferring is one of the leading companies in the infertility market and, in addition to Endometrin, offers gonadotropin hormones generally used for the treatment of infertility. Ferring may have greater awareness among key reproductive endocrinology opinion leaders than Columbia.
               STRIANT competes against other testosterone products that can be delivered by injection, transdermal patch and transdermal gel. Some of the more successful testosterone products include AndroGel® (testosterone gel) marketed by Unimed, Testim® (testosterone gel) marketed by Auxilium, and Androderm® (testosterone transdermal system) marketed by Watson. Competition is based primarily on delivery method. Transdermal testosterone gels currently have the largest market share and transdermal testosterone patches have the next largest market share, followed by injectable products. STRIANT is priced comparably to the gels and patches.
Our products could demonstrate hormone replacement risks.
               In the past, certain studies of female hormone replacement therapy products, such as estrogen, have reported an increase in health risks. Progesterone is a natural female hormone, present at normal levels in most women through their lifetimes. However, some women require progesterone supplementation due to a natural or chemical-related progesterone deficiency. It is possible that data suggesting risks or problems may come to light in the future which could demonstrate a health risk associated with progesterone or progestin supplementation or our 8% and 4% progesterone gels. It is also possible that future study results for hormone replacement therapy could be negative and could result in negative publicity about the risks and benefits of hormone replacement therapy. As a result, physicians and patients may not wish to prescribe or use progestins, including our progesterone gels.
               Similarly, while testosterone is a natural male hormone, present at normal levels in most men through their lifetimes, some men require testosterone replacement therapy, or TRT, to normalize their testosterone levels. It is possible that data suggesting risks or problems may come to light in the future that could demonstrate a health risk associated with TRT or STRIANT. It is also possible that future study results for hormone replacement therapy could be negative and could result in negative publicity about the risks and benefits of TRT. As a result, physicians and patients may not wish to prescribe or use TRT products, including STRIANT.
               In addition investors may become concerned about these issues and decide to sell our Common Stock. These factors could adversely affect our business and the price of our Common Stock.
We may be exposed to product liability claims.
               We could be exposed to future product liability claims by consumers. Although we presently maintain product liability insurance coverage at what we believe is a commercially reasonable level, such insurance may not be sufficient to cover all possible liabilities. An award against us in an amount greater than our insurance coverage could have a material adverse effect on our operations. Some customers require us to have a minimum level of product liability insurance coverage before they will purchase or accept our products for distribution. If we fail to satisfy insurance requirements, our ability to achieve broad distribution of our products could be limited. This could have a material adverse effect upon our business and financial condition.
Steps taken by us to protect our proprietary rights might not be adequate, in which case competitors may infringe on our rights or develop similar products. The U.S. and foreign patents upon which our original Bioadhesive Delivery System was based have expired.
               Our success and competitive position are partially dependent on our ability to protect our proprietary position for our technology, products and product candidates. We rely primarily on a combination of patents, trademarks, copyrights, trade secret laws, third-party confidentiality and nondisclosure agreements, and other methods to protect our proprietary rights. The steps we take to protect our proprietary rights, however, may not be adequate. Third parties may infringe or misappropriate our patents, copyrights, trademarks, and similar proprietary rights. Moreover, we may not be able or willing, for financial, legal or other reasons, to enforce our rights.
               Bio-Mimetics, Inc. held the patent upon which our original Bioadhesive Delivery System, or BDS, was based and granted us a license under that patent. Bio-Mimetics’ patent contained broad claims covering controlled release products that include a bioadhesive. However, this U.S. patent and its corresponding foreign patents expired in November 2003. Based upon the expiration of the original Bio-Mimetics patent, other parties will be permitted to make, use or sell products covered by the claims of the Bio-Mimetics patent, subject to other patents, including those which we hold. We have obtained numerous patents with claims covering improved methods of formulating and delivering therapeutic compounds using the BDS. We cannot assure you that any of these patents will enable us to prevent infringement, or that our competitors will not develop alternative methods of delivering compounds, potentially resulting in competitive products outside the protection that may be afforded by our patents. Other companies may independently develop or obtain patent or similar rights to equivalent or superior technologies or processes. Additionally, although we believe that our patented technology has been independently developed and does not infringe on the proprietary rights of others, we cannot assure you that our products do not and will not infringe on the proprietary rights of others. In the event of infringement, we may be required to modify our technology or products, obtain licenses or pay license fees. We may not be able to do so in a timely manner or upon acceptable terms and conditions. This may have a material adverse effect on our operations.
               The standards that the U.S. Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. Limitations on patent protection in some countries outside the U.S., and the differences in what constitutes patentable subject matter in these countries, may limit the protection we seek outside of the U.S. For example, methods of treating humans are not patentable subject matter in many countries outside of the U.S. In addition, laws of foreign countries may not protect our intellectual property to the same extent as would laws of the U.S. In determining whether or not to seek a patent or to license any patent in a particular foreign country, we weigh the relevant costs and benefits, and consider, among other things, the market potential of our product candidates in the jurisdiction and the scope and enforceability of patent protection afforded by the law of the jurisdiction.
               We own registrations of the following as trademarks in countries throughout the world: CRINONE, STRIANT, and STRIANT SR, and PROCHIEVE in the U.S. These trademarks, however, may not afford us adequate protection or we may not have the financial resources to enforce our rights under these trademarks.
We are subject to government regulation, which could affect our ability to sell products.
               Nearly every aspect of the development, manufacture and commercialization of our pharmaceutical products is subject to time-consuming and costly regulation by various governmental entities, including the Food and Drug Administration, or FDA, the Drug Enforcement Administration and state agencies, as well as regulatory agencies in those foreign countries in which our products are manufactured or distributed. The FDA has the power to seize adulterated or misbranded products and unapproved new drugs, to require their recall from the market, to enjoin further manufacture or sale, and to publicize certain facts concerning a product.
               We employ various quality control measures in our efforts to ensure that our products conform to their intended specifications and meet the standards required under applicable governmental regulations, including FDA’s current Good Manufacturing Practices regulations. Notwithstanding our efforts, our products or the ingredients we purchase from our suppliers for inclusion in our products may contain undetected defects or non-conformities with specifications. Such defects or non-conformities could compel us to recall the affected product, make changes to or restrict distribution of the product, or take other remedial actions. The occurrence of such events may harm our relations with or result in the loss of customers, injure our reputation, impair market acceptance of our products, harm our financial results, and, in certain circumstances, expose us to product liability or other claims.
We are dependent on third-party suppliers of raw materials for our products, the loss of whom could impair our ability to manufacture and sell our products.
               Medical grade, cross-linked polycarbophil, the polymer used in our BDS-based products is currently available from only one supplier, Noveon, Inc., or Noveon. We believe that Noveon will supply as much of the material as we require because our products rank among the highest value-added uses of the polymer. In the event that Noveon cannot or will not supply enough of the product to satisfy our needs, we will be required to seek alternative sources of polycarbophil. An alternative source of polycarbophil may not be available on satisfactory terms or at all, which would impair our ability to manufacture and sell our products.
               We currently purchase testosterone from only one supplier and progesterone from two suppliers. If our suppliers are unable or unwilling to satisfy our needs, we will be required to seek alternative sources of supply. While several alternative sources of progesterone and testosterone exist, the time needed to obtain regulatory approvals for new suppliers may impair our ability to manufacture and sell our products.
We are dependent upon third-party developers and manufacturers, the loss of which could result in a loss of revenues.
               We rely on third parties to develop and manufacture our products, including Fleet, which manufacturers our vaginal gel products in bulk, Maropack, which fills our vaginal gel products into applicators and Mipharm which manufacturers STRIANT. These third parties may not be able to satisfy our needs in the future, and we may not be able to find or obtain FDA approval of alternate developers and manufacturers. Delays in the development and manufacture of our products could have a material adverse effect on our business. This reliance on third parties could have an adverse effect on our profit margins. Any interruption in the manufacture of our products would impair our ability to deliver our products to customers on a timely and competitive basis, and could result in the loss of revenues.
The loss of our key executives could have a significant impact on our company.
               Our success depends in large part upon the abilities and continued service of our executive officers and other key employees. Our employment agreements with our executive officers are terminable by them on short notice. The loss of key employees may result in a significant loss in the knowledge and experience that we, as an organization, possess, and could cause significant delays in, or outright failure of, the development and commercialization of our products and product candidates. If we are unable to attract and retain qualified and talented senior management personnel, our business may suffer.
We may be limited in our use of our net operating loss carryforwards.
               As of December 31, 2008, we had certain net operating loss carryforwards of approximately $150.6 million that may be used to reduce our future U.S. federal income tax liabilities. Our ability to use these loss carryforwards to reduce our future U.S. federal income tax liabilities could be lost if we were to experience more than a 50% change in ownership within the meaning of Section 382(g) of the Internal Revenue Code. If we were to lose the benefits of these loss carryforwards, our future earnings and cash resources would be materially and adversely affected.
We acquired marketing rights to CRINONE in the United States in December 2006, and we may never realize the anticipated benefits of the acquisition.
               In December 2006, we purchased the marketing rights in the United States to CRINONE from Merck Serono, and we began in 2007 to call on reproductive endocrinologists, a medical specialty in infertility. Our goal is to grow CRINONE prescribing practices with these specialists. We believe the reproductive endocrinologists are particularly important because of their influence on prescribing practices of obstetricians and gynecologists who also treat infertility. Our efforts to grow the CRINONE business may not be successful and we may fail to realize the anticipated benefits of the acquisition.

Our corporate compliance program cannot guarantee that we are in compliance with all potentially applicable regulations.
               We are a relatively small company and we rely heavily on third parties to conduct many important functions. As a pharmaceutical company, we are subject to a large body of legal and regulatory requirements. In addition, as a publicly traded company we are subject to significant regulations, including the Sarbanes-Oxley Act of 2002, some of which have either only recently been adopted or are currently proposals subject to change. We cannot assure you that we are or will be in compliance with all potentially applicable laws and regulations. Failure to comply with all potentially applicable laws and regulations could lead to the imposition of fines, cause the value of our common stock to decline, impede our ability to raise capital or lead to the de-listing of our stock.
We could be negatively impacted by future interpretation or implementation of federal and state fraud and abuse laws, including anti-kickback laws, false claims laws and federal and state anti-referral laws.
               Various federal and state laws pertain to health care fraud and abuse, including anti-kickback laws, false claims laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, and veterans’ health programs. We do not currently participate in government programs, including Medicare (except Medicare Part D), Medicaid and veteran’s health programs and we have not been challenged by a governmental authority under any of these laws and believe that our operations are in compliance with such laws.
               However, because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Health care fraud and abuse regulations are complex, and even minor, inadvertent irregularities can potentially give rise to claims that the law has been violated. Any violations of these laws could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations.
               We could become subject to false claims litigation under federal or state statutes, which can lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in federal health care programs. These false claims statutes include the federal False Claims Act, which allows any person to bring suit alleging the false or fraudulent submission of claims for payment under federal programs or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that companies like us may have to defend a false claim action. We could also become subject to similar false claims litigation under state statutes. If we are unsuccessful in defending any such action, such action may have a material adverse effect on our business, financial condition and results of operations.
Anti-takeover provisions could impede or discourage a third-party acquisition of our company. This could prevent stockholders from receiving a premium over market price for their stock.
               We are a Delaware corporation. Anti-takeover provisions of Delaware law impose various obstacles to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our Board of Directors has adopted a stockholder rights plan and has designated a series of preferred stock that could be used defensively if a takeover is threatened. Our incorporation under Delaware law, our stockholder rights plan, and our ability to issue additional series of preferred stock, could impede a merger, takeover or other business combination involving our company or discourage a potential acquiror from making a tender offer for our Common Stock. This could reduce the market value of our Common Stock if investors view these factors as preventing stockholders from receiving a premium for their shares.
We are exposed to market risk from foreign currency exchange rates.
               With two operating subsidiaries and third party manufacturers in Europe, economic and political developments in the European Union can have a significant impact on our business. All of our products are currently manufactured in Europe. We are exposed to currency fluctuations related to payment for the manufacture of our products in Euros and other currencies and selling them in U.S. dollars and other currencies.
Risks related to our common stock:
Sales of large amounts of common stock may adversely affect our market price. The issuance of preferred stock or convertible debt may adversely affect rights of common stockholders.
     As of October 22, 2009, there were 54,867,611 shares of common stock outstanding. As of that date, approximately 4,215,562 shares of common stock were held by affiliates. We also have the following securities outstanding: Series B preferred stock, Series C preferred stock, Series E preferred stock, convertible subordinated notes, warrants, and options. If all of these securities are exercised or converted, an additional 22,377,108 shares of common stock will be outstanding, all of which will have been registered for resale under the Securities Act. The exercise and conversion of these securities is likely to dilute the book value per share of our common stock. In addition, the existence of these securities may adversely affect the terms on which we can obtain additional equity financing.
     The Series B preferred stock and the Series E preferred stock have conversion rates that are fixed, subject to certain adjustments.

The Series C preferred stock conversion rate per share is calculated by dividing $1,000 by the lesser of $3.50 or the average of the closing prices of the common stock as reported on the NASDAQ Global Market for the three trading days immediately preceding the conversion date. Therefore, as the price of our common stock goes down below $3.50, more shares of common stock are issuable to Series C preferred stockholders upon conversion, resulting in additional dilution to common stockholders.
     In addition, in March 2002, our board of directors authorized shares of Series D junior participating preferred stock in connection with its adoption of a stockholder rights plan, under which we issued rights to purchase Series D convertible preferred stock to holders of our common stock. Upon certain triggering events, such rights become exercisable to purchase shares of common stock (or, in the discretion of our board of directors, Series D convertible preferred stock) at a price substantially discounted from the then current market price of our common stock.
     Under our certificate of incorporation, our board of directors has the authority to issue up to 1.0 million shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. In addition, we may issue convertible debt without shareholder approval. The rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock or convertible debt that may be issued in the future. While we have no present intention to authorize or issue any additional series of preferred stock or convertible debt, such preferred stock or convertible debt, if authorized and issued, may have other rights, including economic rights senior to the common stock, and, as a result, their issuance could have a material adverse effect on the market value of our common stock.
The market price of our common stock may fluctuate significantly, which may cause certain investors to avoid purchasing our shares.
     Historically, the market price of our common stock has fluctuated over a wide range. In fiscal year 2007, our common stock traded in a range from $1.04 to $5.25 per share. In fiscal year 2008, our common stock traded in a range from $0.92 to $4.47 per share. In the six months ended June 30, 2009, our common stock traded in a range from $1.05 to $1.74. It is likely that the price of our common stock will fluctuate in the future. The market prices of securities of small specialty pharmaceutical companies, including ours, from time to time experience significant price and volume fluctuations. In particular, the market price for our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as:
•	announcement of new products or product enhancements by us or our competitors;

•	results of the testing and regulatory approval of our products;

•	developments concerning intellectual property rights and regulatory approvals and concerns;

•	quarterly variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts;

•	developments in our industry;

•	general market conditions and other factors, including factors unrelated to our own operating performance;

•	changes in laws or regulations applicable to our products;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	trading volume of our common stock;

•	sales of our common stock by us; and

•	changes in the market valuations of similar companies.
We do not intend to pay cash dividends on our common stock. As a result, you will not receive any periodic income from an investment in our common stock.
     We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business. In addition, applicable provisions of Delaware law may affect our ability to declare and pay dividends on our common stock and our preferred stock. Accordingly, you should not expect to receive any periodic income from owning our common stock. Any economic gain on your investment will be solely from an appreciation, if any, in the price of the stock.
Risks related to this offering:
Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
     Our management will have broad discretion as to the investment and application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.
You will incur immediate and substantial dilution in the as-adjusted net tangible book value of the stock you purchase.
     The offering price of our stock is $1.08 per share. This amount is substantially higher than the as-adjusted net tangible book value that our outstanding common stock will have immediately after this offering. Accordingly, if you purchase shares of our common stock and warrants, at the offering price you will incur immediate and substantial dilution of $1.46 per share (based on the number of shares of our common stock outstanding as of June 30, 2009). You may incur further dilution to the extent that holders of outstanding options exercise those options. See “Dilution” on page S-18.
FORWARD LOOKING INFORMATION
     The Company and its representatives from time to time make written or verbal forward-looking statements, including statements contained in this and other filings with the SEC and in the Company’s reports to stockholders, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, the Company’s expectations regarding clinical research programs, sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions and general views about future operations or operating results. Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties.
     Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that might cause future results to differ include, but are not limited to:
•	the successful marketing of CRINONE® 8%, PROCHIEVE ® 8%, and STRIANT® in the U.S.;

•	the timing and size of orders for out-licensed products from our marketing partners;

•	the timely and successful development of new products and new indications for current products PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy and vaginal lidocaine product candidate for dysmenorrhea;

•	success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies;

•	the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and health care industry; and

•	general economic conditions; and other risks and uncertainties that may be detailed, from time to time, in the Company’s reports filed with the SEC.
     Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference completely and with the understanding that our actual future results may be materially different from what we expect.
     Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.
USE OF PROCEEDS
     We estimate that the net proceeds from the sale of 10,900,000 units in this offering will be approximately $10,709,000, based on an offering price of $1.08 per unit, after deducting the placement agents’ fees and estimated offering expenses payable by us. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants.
     We intend to use the net proceeds from the offering for general corporate purposes, including funding the completion of our ongoing clinical trial to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy, the development of next generation products for infertility and prevention of preterm birth in women with a short cervix, our other clinical development and other research and development activities, internal and/or collaborative sales, marketing and distribution expenditures, capital expenditures and working capital needs.
     Although we have identified some of the potential uses of the net proceeds to be received upon completion of this offering, we cannot specify these uses with certainty. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

     Pending these uses, we plan to invest the net proceeds in short-term investments and marketable securities. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our research and development operations and other cash needs.
DESCRIPTION OF CAPITAL STOCK
General
     We are authorized to issue 100,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 151,000 shares have been designated Series A preferred stock, 150,000 shares have been designated Series B preferred stock, 6,660 shares have been designated Series C preferred stock, 100,000 shares have been designated Series D preferred stock and 100,000 shares have been designated Series E preferred stock. As of October 22, 2009, there were 54,867,611 shares of common stock outstanding. As of June 30, 2009, there were no shares of Series A preferred stock outstanding, 130 shares of Series B preferred stock outstanding, 600 shares of Series C preferred stock outstanding, no shares of Series D preferred stock outstanding and 59,000 shares of Series E preferred stock outstanding. As of June 30, 2009, there were 300, 1, 3 and 7 holders of record of common stock, Series B preferred stock, Series C preferred stock, and Series E preferred stock respectively. We have been informed that there are approximately 4,000 beneficial owners of our common stock.
     We are currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations from engaging, under certain circumstances, in a “business combination,” which includes a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation’s outstanding voting stock without the prior approval of the corporation’s board of directors.
     The following summaries of certain provisions of our common stock and preferred stock do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of our restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference into the registration statement of which this prospectus supplement is a part.
Common Stock
     With the exception of certain circumstances, holders of the Series B preferred stock, Series E preferred stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. The holders of common stock are entitled to one vote for each share of such stock held of record by them. The holders of our voting securities may not accumulate votes. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so; and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to prior rights of preferred stockholders, and in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities and after payment of any preferential amounts to which holders of preferred stock are entitled. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.
Dividends
     We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business.
Future Sales of common stock
     As of October 22, 2009, there were 54,867,611 shares of common stock outstanding. As of that date, approximately 4,215,562 shares of common stock were held by affiliates. We also have the following securities outstanding: Series B preferred stock, Series C preferred stock, Series E preferred stock, convertible subordinated notes, warrants, and options. If all of these securities are exercised or converted, an additional 22,377,108 shares of common stock will be outstanding, all of which will have been or are entitled to be registered for resale under the Securities Act.
     In addition, in March 2002, our board of directors authorized shares of Series D junior participating preferred stock in connection with its adoption of a stockholder rights plan, under which we issued rights to purchase Series D convertible preferred stock to holders of our common stock. Upon certain triggering events, such rights become exercisable to purchase shares of common stock (or, in the discretion of our board of directors, Series D convertible preferred stock) at a price substantially discounted from the then current market price of our common stock.
Transfer Agent
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Preferred Stock
     The board of directors is authorized to issue shares of preferred stock and, subject to the limitations contained in the restated certificate of incorporation and any limitations prescribed by law, to establish and designate Series and to fix the number of shares and the relative rights, conversion rights, voting rights, terms of redemption and liquidation preferences. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights. In addition, if the board of directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of common stock. Also, preferred stock could have preferences with respect to dividend and liquidation rights.
     The following description of the rights, preferences and privileges of the Series B, Series C and Series E preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the certificates of designation to our restated certificate of incorporation, which set forth the terms and provisions of the Series B, Series C and Series E preferred stock, copies of which have been previously filed with the SEC.
Voting Rights
     Holders of Series B preferred stock and Series E preferred stock are each entitled to one vote for each share of common stock into which the shares are convertible. With the exception of certain circumstances, holders of Series B preferred stock, Series E preferred stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. Holders of Series B preferred stock have the right, voting as a separate class, to approve the creation of any Series of stock senior to the Series B preferred stock as to liquidation. Holders of Series E preferred stock have the right, voting as a separate class, to approve the creation of any class or Series of stock senior to the Series E preferred stock as to liquidation dividends and any amendment of our restated certificate of incorporation to affect adversely the powers and preferences of the Series E preferred stock.
     Holders of Series C preferred stock have no voting power other than as required by the Delaware General Corporation Law.
Dividends
     We do not presently intend to declare dividends with respect to the Series B preferred stock. In the event the board of directors elects to declare any cash dividends on the common stock, the board must also declare a cash dividend on the Series B preferred stock in an amount equal to the common equivalent per share dividend declared on the common stock. Dividends will be cumulative from the payment date of any such declaration, whether or not there are funds legally available for the payment of those dividends. Accumulations of dividends on shares of Series B preferred stock will not bear interest.
     The Series C preferred stock pays dividends at a rate of 5% per annum payable quarterly. Upon conversion of any shares of Series C preferred stock, we are obligated to issue additional shares of common stock having a market value equal to accrued but unpaid dividends on the Series C preferred stock at the time of conversion. The issuance of any such shares of common stock is subject to applicable provisions of the Delaware General Corporation Law.
     We do not presently intend to declare dividends with respect to the Series E preferred stock. In the event the board of directors elects to declare cash, stock or other consideration as a dividend on the common stock, the board must also declare a dividend on the Series E preferred stock in an amount and kind equal to the common equivalent per share dividend declared on the common stock.
Conversion Rights
     Holders of Series B, Series C and Series E preferred stock are entitled to convert their shares of preferred stock into shares of common stock at any time. As of June 30, 2009, each share of Series B preferred stock is convertible into 20 shares of common stock, each share of Series C preferred stock is convertible into 887 shares of common stock and each share of Series E preferred stock is convertible into 50 shares of common stock. The Series B preferred stock and the Series E preferred stock have conversion rates that are fixed, subject to certain adjustments. The Series C preferred stock conversion rate per share is calculated by dividing $1,000 by the lesser of $3.50 or the average of the closing prices of the common stock as reported on the NASDAQ Global Market for the three trading days immediately preceding the conversion date.
     The conversion rates are subject to adjustment in certain circumstances. If we declare a dividend on our common stock payable in common stock or payable in securities convertible into common stock, or if we subdivide, combine, or reclassify our outstanding shares of common stock, then the conversion rates will be adjusted so that each holder of Series B, Series C and Series E preferred stock will be entitled to receive on conversion of his shares that number of shares of common stock he would have held after the dividend, subdivision, combination, or reclassification if he had converted his shares of Series B, Series C and Series E preferred stock immediately prior to the record date or effective date thereof, and, in the case of a dividend payable in securities convertible into common stock, after he had converted all those securities into common stock.
     The Series B preferred stock will be automatically converted into common stock upon the first to occur of the following events: (1) the completion of at least a $10 million public offering with an offering price of at least $15 per share or (2) the date on which the closing price of the common stock on a national exchange is at least $15.00 per share for a minimum of 20 consecutive trading days where the average daily volume during such period is at least 30,000 shares.
     The Series E preferred stock will be automatically converted into common stock upon the date the average of the daily closing prices of the common stock for the 20 consecutive trading days preceding such date exceeds $6.00 per share.
Redemption Rights
     We have the right to redeem, at any time, all or part of the shares of Series C preferred stock at a redemption price determined by several factors including the total number of shares of Series C preferred stock to be redeemed and the current market price of our common stock. We do not have the option to redeem shares of Series B preferred stock or Series E preferred stock.
Liquidation Rights
          In the event of any voluntary or involuntary liquidation, dissolution or winding up of Columbia, holders of Series B preferred stock and Series E preferred stock will be entitled to receive out of the assets of Columbia available for distribution to its stockholders, before any distribution is made to holders of its common stock, liquidating distributions in an amount equal to $100 per share plus an amount in cash equal to all accrued but unpaid dividends. Holders of Series C preferred stock will be entitled to receive $1,000 per share plus an amount in cash equal to all accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to the holders of the Series B, Series C and Series E preferred stock, holders of Columbia’s common stock will be entitled to any further distribution of Columbia’s assets. If the assets of Columbia are insufficient to pay the full amounts of the liquidating distributions on the Series B, Series C and Series E preferred stock, then all available assets of Columbia will be distributed ratably to the holders of the Series B, Series C and Series E preferred stock in proportion to the ratio of liquidation preferences.
Warrants
               The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of warrant which will be provided to the investors in this offering and will be filed as an exhibit to a Current Report on Form 8-K.
               In this offering, we are offering warrants to purchase up to 5,450,000 shares of common stock. As of September 30, 2009, there were 5,492,755 warrants outstanding which does not include the warrants offered hereby.
Exercisability
               Holders may exercise warrants at any time commencing on April 30, 2010 through and including 5:00 p.m. New York time on April 30, 2015. The warrants are exercisable upon the delivery of a duly executed notice of exercise and payment of the exercise price.
               A holder will not have the right to exercise a warrant if, after giving effect to such exercise, such holder (together with such holder’s affiliates) would own in excess of 9.9% of the outstanding shares of common stock. The foregoing limitation may be waived by such holder, however, by providing not less than 61 days’ prior notice to the Company.
Exercise Price
               The exercise price of common stock purchasable upon exercise of the warrants is $1.52 per share, subject to adjustments as set forth in the warrant in the event of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company) or similar events.
               If the holder of a warrant desires to exercise its warrant and sell the shares issuable upon exercise of its warrant (“Exercise Shares”) and is not permitted to sell such Exercise Shares pursuant to the registration statement, and the fair market value of one share of the common stock is greater than the exercise price, in lieu of exercising its warrant by payment of cash or check, the holder may elect to receive shares equal to the value of its warrant by surrender of its warrant to the Company, together with a properly endorsed notice of exercise.
Transferability
               The warrants may be transferred by a holder upon delivery of the holder’s warrant and the form of assignment attached thereto to any transferee designated by the holder.
Exchange Listing
               We do not plan on making an application to list the warrants on the NASDAQ Global Market, any national securities exchange or other nationally recognized trading system. The common stock underlying the warrants are listed on the NASDAQ Global Market.
Fractional Shares
               No fractional shares will be issued upon the exercise of a warrant. If the exercise of the warrant, after aggregation, would result in the issuance of fractional shares, the Company, in lieu of issuance of any fractional share, will pay the holder a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.
DILUTION
          If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share after this offering. Our net tangible book value as of June 30, 2009 was approximately $(35.3) million, or approximately $(0.65) per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the closing of this offering.
          After giving effect to the sale of the shares of common stock and warrants at an offering price of $1.08 per unit, after deducting the placement agents fees and estimated offering expenses payable by us, our net tangible book value as of June 30, 2009 would have been approximately $(24.6) million, or $(0.38) per share of common stock. This represents an immediate increase in net tangible book value of $0.24 per share to existing stockholders and an immediate dilution of $1.46 per share to new investors purchasing shares of common stock in this offering at the offering price.
          The following table illustrates this dilution on a per share basis:

Offering price per share		$1.08
Net tangible book value per share as of June 30, 2009	$(0.65)
Increase per share attributable to this offering	$0.27
As adjusted net tangible book value per share after this offering		$(0.38)
Dilution per share to Investors		$1.46
          The calculations above are based on 54,817,986 shares of common stock outstanding as of June 30, 2009. This number excludes 21,624,672 shares of common stock which represents the number of shares of common stock that would be outstanding upon the conversion of Series B convertible preferred stock, Series C convertible preferred stock, Series E convertible preferred stock, convertible subordinated notes, warrants and options outstanding as of June 30, 2009.
PLAN OF DISTRIBUTION
     We are offering our common stock through placement agents. Subject to the terms and conditions contained in the placement agent agreement dated October 22, 2009, Oppenheimer & Co. Inc. (“Oppenheimer”) and The Benchmark Company, LLC (“Benchmark”) have agreed to act as placement agents for the sale of up to 10,900,000 shares of our common stock and warrants to purchase 5,450,000 shares of common stock. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock. The placement agents are not required to arrange for the purchase or sale of any specific number or dollar amount of shares or warrants, but have agreed to use their best efforts to arrange for the sale of 10,900,000 shares of our common stock and warrants to purchase 5,450,000 shares of common stock. There is no requirement that any minimum number of units or dollar amount of units be sold in this offering and there can be no assurance that we will sell all or any of the units being offered. We will enter into subscription agreements and warrants directly with investors in connection with this offering.
     The placement agent agreement that we have entered into with the placement agents provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.
     We expect that the sale of up to 10,900,000 shares of our common stock and warrants to purchase 5,450,000 shares of common stock will be completed on or about October 28, 2009.
     Investor funds shall be deposited into an escrow account set up at U.S. Bank National Association., as escrow agent. The escrow agent will not accept any investor funds until the date of this prospectus supplement. Before the closing date, the escrow agent will notify the placement agents when funds to pay for the shares have been received.
     Unless the investors have requested physical delivery, we will deposit the shares of common stock and warrants with The Depository Trust Company upon receiving notice from the placement agents. At the closing, The Depository Trust Company will credit the shares of common stock and the warrants to the respective accounts of the investors. If the conditions to this offering are not satisfied or waived, then all investor funds that were deposited into escrow will be returned to investors and this offering will terminate.
     We have agreed to pay the placement agents an aggregate fee equal to 6.5% of the gross proceeds received from investors introduced to us by the placement agents in connection with the sale of units in this offering (the “Placement Agents’ Fees”), with 70% of the Placement Agents’ Fees to be paid to Oppenheimer and 30% of the Placement Agents’ Fees to be paid to Benchmark. In addition, we will reimburse the placement agents for up to $100,000 for the reasonable fees and expenses of the placement agents’ counsel if the offering is consummated, and up to $25,000 for such fees and expenses, if the offering is not consummated, and for such other out-of-pocket expenses as shall have been reasonably incurred by them in connection with the placement agent agreement and the proposed purchase of the units. The following table shows the per unit and total Placement Agents’ Fees we will pay to the placement agents assuming all of the units offered by this prospectus supplement are issued and sold by us.

	Per Unit
Placement Agents’ Fees	6.5%	Total
Units offered hereby	$0.07	$763,000
Proceeds to Us, before expenses (1)	$1.01	$11,009,000

(1)	Based on the aggregate placement agents’ fees of $763,000
     The estimated offering expenses payable by us, in addition to the Placement Agents’ Fees of $763,000 are approximately $300,000 which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock. After deducting estimated fees due to the placement agents and our estimated offering expenses, we expect net proceeds from this offering to be approximately $10,709,000.
     In compliance with the guidelines of The Financial Industrial Regulatory Authority (“FINRA”) the maximum consideration or discount to be received by any FINRA member or any independent broker-dealer, including their reimbursable expenses, may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement.
     We have agreed to indemnify the placement agents against liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the placement agents may be required to make in this respect.
     This is a brief summary of the material provisions of the placement agent agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agent agreement will be filed with the SEC as an exhibit to a Form 8-K filed by us.
          From time to time, the placement agents have provided, and may from time to time in the future provide, services to us in the ordinary course of business for which they receive customary fees. Benchmark performed services for us pursuant to two consulting agreements which expired in October, 2009 and April, 2009, respectively. The consulting services consisted of arranging meetings with institutional investors, developing materials regarding the Company and performing services related to developing investor relations. In exchange for the consulting services under the consulting agreements, Benchmark has received aggregate payments from us of (a) $60,000 in cash, and (b) options to purchase 60,000 shares of common stock at an exercise price of $4.00 per share, of which (i) an option to purchase 15,000 shares of common stock vested on June 1, 2009, (ii) an option to purchase 15,000 shares of common stock vested on February 1, 2009, (iii) an option to purchase 15,000 shares will vest on June 1, 2010 and (iv) an option to purchase the remaining 15,000 shares will vest on February 1, 2011, provided, however, that all unvested options will vest immediately if the closing price of the common stock on the NASDAQ Global Market is greater than $5.00 per share on twenty consecutive trading days. In addition, we reimbursed Benchmark for reasonable out-of-pocket expenses incurred in connection with the performance of the consulting services. Benchmark and its affiliates own a total of 425,220 shares of our common stock.
     The placement agents have informed us that they do not intend to engage in overalloment, stabilizing transactions or syndicate covering transactions in connection with this offering.
     A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the placement agents and the placement agents may distribute the prospectus supplement and the accompanying prospectus electronically.
LEGAL MATTERS
          The validity of the common stock offered by this prospectus supplement will be passed upon for us by Kaye Scholer LLP, New York, New York. Certain legal matters will also be passed upon for us by Winston & Strawn, Washington, DC. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in New York, New York is acting as counsel for Oppenheimer & Co. Inc. and The Benchmark Company, LLC in connection with this offering.
EXPERTS
               The consolidated financial statements and schedule as of December 31, 2008 and for the year ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated by reference in this Prospectus Supplement have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
               McGladrey & Pullen, LLP, an independent registered public accounting firm, audited our financial statements as of and for the year ended December 31, 2007, and our internal control over financial reporting as of December 31, 2007, and the adjustments that were applied to restate the 2006 and 2005 consolidated balance sheets and the 2006, 2005 and 2004 consolidated statement of operations, shareholders’ equity (deficiency) and cash flows to correct errors as stated in their reports, which are incorporated by reference herein. Such reports are incorporated by reference in reliance upon the authority of McGladrey & Pullen, LLP as experts in accounting and auditing.

          Goldstein Golub Kessler LLP (“GGK”), an independent registered public accounting firm, audited our financial statements as of December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006, as stated in their reports, which is incorporated by reference herein. GGK did not audit, review or apply any procedures to the adjustments for the correction of the errors in the consolidated balance sheets as of December 31, 2006 and 2005 and consolidated statements of operations, shareholders’ equity (deficiency) and cash flows for the years ended December 31, 2006, 2005 and 2004, and accordingly, did not express an opinion or any other form of assurance on them. Those adjustments were audited by McGladrey and Pullen, LLP. GGK’s report is incorporated by reference in reliance upon the authority of Goldstein Golub Kessler LLP as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms, including those located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.
          We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities that we are offering under this prospectus supplement. This prospectus supplement, which is a part of that registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to Columbia and the securities, you should consult the registration statement and its exhibits. Statements contained in this prospectus supplement concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.
          The SEC allows us to “incorporate by reference” certain information we file with them in this prospectus. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus. The following documents filed by us with the SEC and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-10352) made prior to the termination of this offering are incorporated by reference:
          Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009.
          Our Current Report on Form 8-K filed with the SEC on January 8, 2009*.
          Our Current Report on Form 8-K filed with the SEC on March 9, 2009*.
          Our Current Report on Form 8-K filed with the SEC on March 12, 2009*.
          Our Current Report on Form 8-K filed with the SEC on May 7, 2009*.
          Our Current Report on Form 8-K filed with the SEC on May 18, 2009*.
          Our Current Report on Form 8-K filed with the SEC on July 16, 2009*.
          Our Current Report on Form 8-K filed with the SEC on July 24, 2009*.
          Our Current Report on Form 8-K filed with the SEC on August 6, 2009*.
          Our Quarterly Report on Form 10-Q filed with the SEC on May 7, 2009.
          Our Quarterly Report on Form 10-Q filed with the SEC on August 6, 2009.
          The description of our common stock contained in the Registration Statement on Form 8-A12G filed with the SEC on February 12, 2004, and any amendment or report filed in the future for the purpose of updating such description.

*	Excluding any portions thereof that are deemed to be furnished and not filed.
          Our website is http://www.columbialabs.com. Our website links to our filings available on the SEC website. We will also provide electronic or paper copies of our filings free of charge upon request. Information contained on our website or any other website is not incorporated into this prospectus supplement or the accompanying supplement and does not constitute a part of this prospectus supplement or the accompanying supplement. You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus supplement or the accompanying supplement by writing or calling us at:
Columbia Laboratories, Inc.
354 Eisenhower Parkway
Livingston, New Jersey 07039
Attention: Lawrence A. Gyenes, Senior Vice President — Chief Financial Officer and Treasurer
Telephone: (973) 994-3999

$50,000,000
COLUMBIA LABORATORIES, INC.
Common Stock
Preferred Stock
Debt Securities
Warrants
               We may from time to time issue up to $50,000,000 of any combination of common stock, preferred stock, debt securities and warrants. We will specify in the accompanying prospectus supplement the terms of the securities to be offered and sold. We may sell these securities to or through underwriters or dealers and also to other purchasers or through agents. We will set forth the names of any underwriters, dealers or agents in the accompanying prospectus supplement. Of the $50,000,000 of the securities that may be offered and sold under this prospectus, a minimum of $13,955,539 must be shares of common stock.
               Our common stock is listed on the NASDAQ Global Market and traded under the symbol “CBRX”.
               Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3.
               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
               This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.
Prospectus dated December 5, 2008.

               No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by Columbia Laboratories, Inc. Neither the delivery of this prospectus or any accompanying prospectus supplement nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of Columbia Laboratories, Inc. since the date hereof. This prospectus and any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS
               This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time issue up to (i) $13,955,539 aggregate dollar amount of common stock and (ii) $36,044,461 aggregate dollar amount of any combination of common stock, preferred stock, debt securities and warrants. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
SUMMARY
Columbia Laboratories, Inc.
               Because this is a summary, it does not contain all the information about Columbia Laboratories, Inc. that may be important to you. To understand the specific terms of the securities, you should read this prospectus and any prospectus supplement carefully. You should also carefully read the risk factors referenced in the section of this prospectus entitled “Risk Factors” and the documents identified under the caption “Where You Can Find More Information.”
               Unless the context otherwise requires, the terms “Columbia,” the “Company,” “we,” “us” and “our” refer to Columbia Laboratories, Inc.
Business
               We are in the business of developing, manufacturing and selling pharmaceutical products that utilize our proprietary Bioadhesive Delivery System, or BDS, technology. We are focused predominantly on the women’s reproductive healthcare market but our product development projects address the broader women’s healthcare market. Our bioadhesive vaginal gel products provide patient-friendly solutions for infertility, pregnancy support, amenorrhea, and other obstetric, gynecologic and medical conditions.
               All of our products and product candidates utilize our BDS which consists principally of a polymer (polycarbophil) and an active ingredient. The BDS is based upon the principle of bioadhesion, a process by which the polymer adheres to epithelial surfaces or mucosa. Our vaginal products adhere to the vaginal epithelium until discharged upon normal cell turnover, a physiological process that can take 72 hours, or longer, and provide sustained and controlled delivery of active drug ingredients.
               Our U.S. sales organization currently promotes two brands of our natural progesterone gel products, CRINONE® 8% and PROCHIEVE ® 8% in the United States. CRINONE ® and PROCHIEVE ® are approved for Assisted Reproductive Technology treatment for infertile women with progesterone deficiency. We have focused on infertility but our development pipeline also focuses on the broader women’s reproductive healthcare market because we believe that vaginal delivery is a particularly effective way to deliver active ingredients to the female reproductive organs. We also promote STRIANT ® testosterone buccal system for the treatment of hypogonadism in men. We have entered into partnerships to commercialize our products outside the United States and within certain markets in the United States, and seek to enter into additional partnerships to commercialize our products in new countries and with additional audiences in the United States that we do not currently address.
               Our lead R&D opportunity is the study of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix as measured by transvaginal ultrasound in mid-pregnancy. This opportunity arose from significant positive data obtained from secondary analyses of our earlier recurrent Phase III preterm study. Based on those positive data and our discussions with the Food and Drug Administration, or FDA, we designed the Phase III PREGNANT ( PR OCHIEVE ® E xtending G estatio N            A            N ew T herapy) study. The Company is conducting the Phase III clinical study with PROCHIEVE ® 8% progesterone gel to prevent preterm birth and improve infant outcomes for those women with a short cervix at mid-pregnancy.
Corporate Information
     Columbia was incorporated as a Delaware corporation in 1986. Our principal executive offices are located at 354 Eisenhower Parkway, Livingston, New Jersey 07039, and our telephone number is (973) 994-3999. The Company’s wholly-owned subsidiaries are Columbia Laboratories (Bermuda) Ltd., Columbia Laboratories (France) SA and Columbia Laboratories (UK) Limited. We maintain an Internet website at http://www.columbialabs.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this document. The Columbia name and logo and the names of products and services offered by Columbia are trademarks, registered trademarks, service marks or registered service marks of Columbia. Other tradenames and trademarks appearing in this prospectus are the property of their respective owners.
RISK FACTORS
               An investment in our securities involves significant risks. You should carefully consider the risks described in this prospectus and any prospectus supplement, including the risk factors set forth in the documents and reports filed with the Securities and Exchange Commission, or SEC, that are incorporated herein by reference, such as the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended September 30, 2008 on file with the SEC, before you make an investment decision pursuant to this prospectus and any prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
FORWARD-LOOKING INFORMATION
The Company and its representatives from time to time make written or verbal forward-looking statements, including statements contained in this and other filings with the SEC and in the Company’s reports to stockholders, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, the Company’s expectations regarding clinical research programs, sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions and general views about future operations or operating results. Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties.
Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE ® 8%, PROCHIEVE ® 8%, and STRIANT ® in the U.S.; the timing and size of orders for out-licensed products from our marketing partners; the timely and successful development of new products and new indications for current products including PROCHIEVE ® 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy and vaginal lidocaine product candidate for dysmenorrhea; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and health care industry; general economic conditions; and other risks and uncertainties that may be detailed, from time to time, in the Company’s reports filed with the SEC. Readers are advised to consult any further disclosures the Company may make on related subjects in subsequent Form 10-Q, 8-K, and 10-K reports to the SEC.
               Given these risks, uncertainties and other important factors, you should not place undue reliance on any forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date this prospectus is filed with the SEC. You should read this prospectus, any prospectus supplement and the documents that we incorporate by reference completely and with the understanding that our actual future results may be materially different from what we expect.
Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.
RATIO OF EARNINGS TO FIXED CHARGES

						Nine Months
						Ended
	Fiscal Year Ended December 31,					September 30,
	2003	2004	2005	2006	2007	2008

Coverage deficiency	$(19,126,875)	$(21,975,988)	$(6,450,595)	$(9,654,229)	$(6,268,848)	$(4,711,403)

               We have computed the ratio of earnings to fixed charges by dividing the net loss from continuing operations before income taxes and fixed charges, as adjusted for certain equity method investments, by fixed charges. Fixed charges consist of interest on all indebtedness, including imputed interest on financing agreements, beneficial conversion expenses, Black-Scholes warrant costs associated with the issuance of convertible debt, capital lease obligations, and amortization of debt expenses. During each of the last five years and for the nine months ended September 30, 2008, our earnings were insufficient to cover our fixed charges. The ratio of earnings to fixed charges is not disclosed because it is a negative number in all periods presented.

USE OF PROCEEDS
               Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for general corporate purposes, including funding our clinical development and other research and development activities, internal and/or collaborative sales, marketing and distribution expenditures, capital expenditures and working capital needs.
               Although we have identified some of the potential uses of the net proceeds to be received upon completion of this offering, we cannot specify these uses with certainty. As a result, our management will have broad discretion in the application of the net proceeds from the sale of securities under this prospectus and could use them for purposes other than those contemplated at this time. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.
               Pending these uses, we plan to invest the net proceeds in short-term investments and marketable securities. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our research and development operations and other cash needs.
THE SECURITIES WE MAY OFFER
               The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.
               We may sell from time to time, in one or more offerings:
•	common stock;

•	preferred stock;

•	debt securities; and

•	warrants to purchase any of the securities listed above.
               In this prospectus, we refer to the common stock, preferred stock, debt securities and warrants collectively as “securities.” The total dollar amount of all securities that we may issue will not exceed $50,000,000.
               If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the original principal amount of the debt securities.
               This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
               The following description of our common stock and preferred stock, together with any additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, certificates of designation and by-laws, which are exhibits to the reports incorporated by reference into the registration statement that includes this prospectus. Application of the Delaware General Corporation Law may also affect the terms of these securities.
Authorized Capital Stock
               Our certificate of incorporation provides that we are authorized to issue 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share, of which 151,000 shares have been designated Series A preferred stock, 150,000 shares have been designated Series B preferred stock, 6,660 shares have been designated Series C preferred stock, 100,000 shares have been designated Series D preferred stock and 100,000 shares have been designated Series E preferred stock. As of September 30, 2008, there were 53,752,420 shares of common stock outstanding, no shares of Series A preferred stock outstanding, 130 shares of Series B preferred stock outstanding, 1,125 shares of Series C preferred stock outstanding, no shares of

Series D preferred stock outstanding and 59,000 shares of Series E preferred stock outstanding. As of September 30, 2008, there were 300, 1, 5 and 7 holders of record of common stock, Series B preferred stock, Series C preferred stock, and Series E preferred stock, respectively. We will describe the specific terms of any common stock or preferred stock we may offer in more detail in a prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock offered under that prospectus supplement may differ from the terms described below.
Common Stock
               Voting. With the exception of certain circumstances, holders of the Series B preferred stock, Series E preferred stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. The holders of common stock are entitled to one vote for each share of such stock held of record by them. The holders of our voting securities may not accumulate votes. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. These rights are in addition to any voting rights that may be provided for in the applicable certificate of designation or certificate of amendment of rights and preferences establishing a particular series of preferred stock. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.
               Dividends. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to prior rights of preferred stockholders. We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business.
               Dissolution. In the event of liquidation, dissolution or winding up of the Company, holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities and after payment of any preferential amounts to which holders of preferred stock are entitled, if any is outstanding.
               Other Rights. In March 2002, our board of directors authorized shares of Series D junior participating preferred stock in connection with its adoption of a stockholder rights plan, under which we issued rights to purchase Series D convertible preferred stock to holders of our common stock. Upon certain triggering events, such rights become exercisable to purchase shares of common stock (or, in the discretion of our board of directors, Series D convertible preferred stock) at a price substantially discounted from the then current market price of our common stock.
               Trading Market. Our common stock is traded on the NASDAQ Global Market.
               Transfer Agent and Registrar. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Undesignated Preferred Stock
               General. We will fix the preferences, limitations, voting powers and relative rights of each series of preferred stock in a certificate of designation or certificate of amendment relating to that series. We will incorporate by reference as an exhibit to the registration statement that includes this prospectus the form of any such certificate of designation or certificate of amendment that establishes the series of preferred stock we are offering before the issuance of the related series of preferred stock. In addition, a prospectus supplement relating to any series of preferred stock we are offering will describe the terms of such series. This description will include, to the extent applicable:
•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the relative ranking and preference of the preferred stock as to dividend rights and rights if we liquidate, dissolve, wind up our affairs or undergo a merger;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and the exchange price, or how it will be calculated, and the exchange period;

•	voting rights of the preferred stock;

•	preemptive rights;

•	restrictions on transfer, sale or other assignment;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.
               Other. The preferred stock could have other rights, including economic rights that are senior to our common stock that could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the shareholders. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon dissolution.
Preferred Stock
               The following description of the rights, preferences and privileges of the Series B, Series C and Series E preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the certificates of designation to our certificate of incorporation, which set forth the terms and provisions of the Series B, Series C and Series E preferred stock, copies of which have been previously filed with the SEC.
               Voting. Holders of Series B preferred stock and Series E preferred stock are each entitled to one vote for each share of common stock into which the shares are convertible. With the exception of certain circumstances, holders of Series B preferred stock, Series E preferred stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. Holders of Series B preferred stock have the right, voting as a separate class, to approve the creation of any Series of stock senior to the Series B preferred stock as to liquidation. Holders of Series E preferred stock have the right, voting as a separate class, to approve the creation of any class or Series of stock senior to the Series E preferred stock as to liquidation dividends and any amendment of our restated certificate of incorporation to affect adversely the powers and preferences of the Series E preferred stock.
               Holders of Series C preferred stock have no voting power other than as required by the Delaware General Corporation Law.
               Dividends. We do not presently intend to declare dividends with respect to the Series B preferred stock. In the event the board of directors elects to declare any cash dividends on the common stock, the board must also declare a cash dividend on the Series B preferred stock in an amount equal to the common equivalent per share dividend declared on the common stock. Dividends will be cumulative from the payment date of any such declaration, whether or not there are funds legally available for the payment of those dividends. Accumulations of dividends on shares of Series B preferred stock will not bear interest.
               The Series C preferred stock pays dividends at a rate of 5% per annum payable quarterly. Upon conversion of any shares of Series C preferred stock, we are obligated to issue additional shares of common stock having a market value equal to accrued but unpaid dividends on the Series C preferred stock at the time of conversion. The issuance of any such shares of common stock is subject to applicable provisions of the Delaware General Corporation Law.
               We do not presently intend to declare dividends with respect to the Series E preferred stock. In the event the board of directors elects to declare cash, stock or other consideration as a dividend on the common stock, the board must also declare a dividend on the Series E preferred stock in an amount and kind equal to the common equivalent per share dividend declared on the common stock.
               Conversion Rights. Holders of Series B, Series C and Series E preferred stock are entitled to convert their shares of preferred stock into shares of common stock at any time. As of September 30, 2008, each share of Series B preferred stock is convertible into 20 shares of common stock, each share of Series C preferred stock is convertible into 317 shares of common stock and each share of Series E preferred stock is convertible into 50 shares of common stock. The Series B preferred stock and the Series E preferred stock have conversion rates that are fixed, subject to certain adjustments. The Series C preferred stock conversion rate per share is calculated by dividing $1,000 by the lesser of $3.50 or the average of the closing prices of the common stock as reported on the NASDAQ Global Market for the three trading days immediately preceding the conversion date.
               The conversion rates are subject to adjustment in certain circumstances. If we declare a dividend on our common stock payable in common stock or payable in securities convertible into common stock, or if we subdivide, combine, or reclassify our outstanding shares of common stock, then the conversion rates will be adjusted so that each holder of Series B, Series C and Series E preferred stock will be entitled to receive on conversion of his shares that number of shares of common stock he would have held after the dividend, subdivision, combination, or reclassification if he had converted his shares of Series B, Series C and Series E preferred stock immediately prior to the record date or effective date thereof, and, in the case of a dividend payable in securities convertible into common stock, after he had converted all those securities into common stock.
               The Series B preferred stock will be automatically converted into common stock upon the first to occur of the following events: (1) the completion of at least a $10 million public offering with an offering price of at least $15 per share or (2) the date on which the closing price of the common stock on a national exchange is at least $15.00 per share for a minimum of 20 consecutive trading days where the average daily volume during such period is at least 30,000 shares.
               The Series E preferred stock will be automatically converted into common stock upon the date the average of the daily closing prices of the common stock for the 20 consecutive trading days preceding such date exceeds $6.00 per share.
               Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Columbia, holders of Series B preferred stock and Series E will be entitled to receive out of the assets of Columbia available for distribution to its stockholders, before any distribution is made to holders of its common stock, liquidating distributions in an amount equal to $100 per share plus an amount in cash equal to all accrued but unpaid dividends. Holders of Series C preferred stock will be entitled to receive $1,000 per share plus an amount in cash equal to all accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to the holders of the Series B, Series C and Series E preferred stock, holders of Columbia’s common stock will be entitled to any further distribution of Columbia’s assets. If the assets of Columbia are insufficient to pay the full amounts of the liquidating distributions on the Series B, Series C and Series E preferred stock, then all available assets of Columbia will be distributed ratably to the holders of the Series B, Series C and Series E preferred stock in proportion to the ratio of liquidation preferences.
               Redemption. We have the right to redeem, at any time, all or part of the shares of Series C preferred stock at a redemption price determined by several factors including the total number of shares of Series C preferred stock to be redeemed and the current market price of our common stock. We do not have the option to redeem shares of Series B preferred stock or Series E preferred stock.
               Potential Effects of Authorized but Unissued Stock
               We have shares of common stock and preferred stock available for future issuance without shareholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on our capital stock.
               The existence of authorized but unissued common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon dissolution.
Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-laws
          Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
          Section 203 defines a business combination to include:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.
          In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.
          Certificate of Incorporation and By-laws. Provisions of our certificate of incorporation and by-laws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and by-laws:
•	permit our board of directors to issue up to approximately 490,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•	provide that stockholders will be permitted to amend certain provisions of our by-laws only upon receiving at least 75% of the votes of the members constituting the board of directors.

Limitations of Director Liability
               Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Delaware law does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the full extent permitted by Delaware law. Specifically, directors are not personally liable for monetary damages to us or our stockholders for breach of the director’s fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
Indemnification
               Both our certificate of incorporation and by-laws provide for mandatory indemnification of directors and officers against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer, in effect to the maximum extent permitted by law. Our certificate of incorporation additionally requires us to advance or reimburse directors and officers for expenses they incur in connection with indemnifiable claims. We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law and advance to our directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also maintain directors’ and officers’ liability insurance.
DESCRIPTION OF DEBT SECURITIES
               The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.
               Senior notes, if any, will be issued under a senior indenture that we will enter into with a trustee to be named in the senior indenture. Subordinated notes, if any, will be issued under a subordinated indenture that we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. We will describe changes to the indentures in connection with an offering of debt securities in a prospectus supplement. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.
               The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.
General
          If we decide to issue any senior notes or subordinated notes pursuant to this prospectus, we will describe in a prospectus supplement the terms of the series of notes, including the following:
•	the title of the notes;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	whether or not the notes will be senior or subordinated;

•	the terms of the subordination of any series of subordinated debt;

•	the terms on which any series of debt securities may be convertible into or exchangeable for common stock or other securities of ours, including (a) provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option and (b) provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special U.S. federal income tax considerations;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof;

•	the definition and consequences of events of default under the indentures; and

•	any other specific terms, preferences, rights or limitations of, or restrictions, on the debt securities.
Subordination of Subordinated Notes
               The subordinated notes will be subordinate and junior in priority of payment to certain indebtedness to which we may be subject to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes that we may issue. It also does not limit us from issuing any other secured or unsecured debt.
Form, Exchange and Transfer
               We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.
               At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
               Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

               We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.
               If we elect to redeem the notes of any series, we will not be required to:
•	reissue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.
Consolidation, Merger or Sale
               The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.
Events of Default Under the Indentures
               The following are events of default under the indentures with respect to any series of notes that we may issue:
•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium, or sinking fund payment, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if we experience specified events of bankruptcy, insolvency or reorganization.
               If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, or premium, if any, on and accrued interest, if any, on the notes due and payable immediately.
               The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except uncured defaults or events of default regarding payment of principal, or premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.
               Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. In such event, the holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:
•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
               A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:
•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 90 days after the notice, request and offer.
               These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal of, or the premium, if any, or interest on, the notes.
               We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.
Discharge
               Each indenture provides that we can elect, under specified circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:
•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.
               In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Modification of Indenture; Waiver
               We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:
•	to fix any ambiguity, defect or inconsistency in the indenture; or

•	to change anything that does not materially adversely affect the interests of any holder of notes or any series.
               In addition, under the indentures, we and the trustee may change the rights of holders of a series of notes with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:
•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, the rate of interest or any premium payable upon the redemption of any notes; or

•	reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.
Information Concerning the Trustee
               The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents
               Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.
               We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.
               All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Governing Law
               The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.
Existing Senior Debt
          Pursuant to the terms of an Investment and Royalty Agreement, or the Royalty Agreement, made as of March 5, 2003, between Columbia and PharmaBio Development Inc., or PharmaBio, Columbia is required to make certain royalty payments to PharmaBio. The Royalty Agreement restricts Columbia from creating or incurring any indebtedness, except for indebtedness that is junior and subordinate in right of payment to Columbia’s obligations under the Royalty Agreement; the terms and conditions of such subordination are to be reasonably satisfactory to PharmaBio. The creation and incurrence of liens upon or with respect to any of Columbia’s assets or properties are similarly restricted by the Royalty Agreement.
          In addition, on December 22, 2006, Columbia raised approximately $40 million in gross proceeds to the Company from the issuance and sale of convertible subordinated notes. The notes bear interest at a rate of 8% per annum and mature on December 31, 2011. They are currently convertible into a total of approximately 7.6 million shares of Common Stock at a conversion price of $5.25. Pursuant to the terms of the convertible subordinated notes, for so long as any of the convertible subordinated notes are outstanding, we have agreed not to, directly or indirectly, incur or guarantee, assume or suffer to exist any indebtedness, as defined in the convertible subordinated notes (or permit any subsidiary to do the same) that would rank senior or pari passu to the convertible subordinated notes, other than:
•	The convertible subordinated notes;

•	The obligations under the Royalty Agreement;

•	Obligations issued, undertaken or assumed as the deferred purchase price of property or services, including without limitation “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business);

•	All reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments;

•	Unsecured indebtedness between Columbia and any of its subsidiaries or between subsidiaries; and

•	Any other indebtedness in an aggregate original principal amount not to exceed $4 million at any one time outstanding.
The terms of the convertible subordinated notes further prohibit us and our subsidiaries from, directly or indirectly, allowing or suffering to exist, any liens securing indebtedness other than the obligations under the Royalty Agreement. The provisions of the Royalty Agreement and the subordinated convertible notes and related agreements may limit the amount and terms of any indebtedness that we may offer pursuant to this prospectus.

DESCRIPTION OF WARRANTS
          The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant certificates or agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.
General
               We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.
               We will describe in the applicable prospectus supplement the terms of the series of warrants, including:
•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.
               Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:
•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.
Exercise of Warrants
               Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
               Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to us or the warrant agent, if any, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to us or the warrant agent, if any.
               Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Enforceability of Rights by Holders of Warrants
               If there is a warrant agent, it will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.
Governing Law
               The Warrants will be governed by and construed in accordance with the laws of the State of New York.
Outstanding Warrants
As of September 30, 2008, there were outstanding warrants to purchase 4,867,755 shares of our common stock, which have an average exercise price of $5.67 per share.
LEGAL OWNERSHIP OF SECURITIES
               We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
Book-Entry Holders
               We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
               Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
               As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders
               We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
               For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.
Legal Holders
               Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
               For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.
Special Considerations For Indirect Holders
               If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:
•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
               A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.
               Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.
               A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

               If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
Special Considerations For Global Securities
               As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.
               If securities are issued only in the form of a global security, an investor should be aware of the following:
•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Legal Holders”;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations When A Global Security Will Be Terminated
               In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.
               The global security will terminate when the following special situations occur:
•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
               The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
PLAN OF DISTRIBUTION
               We may sell the securities being offered hereby in one or more of the following ways from time to time:
•	through agents to the public or to investors;

•	to one or more underwriters for resale to the public or to investors;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”) to or through a market maker or into an existing trading market, or an exchange or otherwise;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to investors in privately negotiated transactions; or

•	through a combination of these methods of sale.
               The securities that we distribute by any of these methods may be sold, in one or more transactions, at:
•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.
               Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated thereby will be described in the applicable prospectus supplement.
               We will set forth in a prospectus supplement the terms of the offering of our securities, including:
•	the name or names of any agents or underwriters;

•	the purchase price of our securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such common stock may be listed.
Underwriters
               Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

               If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.
Agents
               We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.
Direct Sales
               We may also sell securities directly to one or more purchasers without using underwriters or agents.
Trading Markets and Listing of Securities
               Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on the NASDAQ Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.
Stabilization Activities
               In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
               Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.
VALIDITY OF SECURITIES
               The validity of the securities offered hereby will be passed upon for us by Kaye Scholer LLP, New York, New York.
EXPERTS
               The consolidated financial statements as of and for the year ended December 31, 2007, the related financial statement schedule for the year ended December 31, 2007, the effectiveness of internal control over financial reporting for the year ended December 31, 2007 and the restatement adjustments to the consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 incorporated by reference into this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and are incorporated by reference in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

               The report of McGladrey & Pullen, LLP dated March 25, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expressed an opinion that Columbia Laboratories, Inc. had not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
               Goldstein Golub Kessler LLP or GGK, an independent registered public accounting firm, audited our financial statements as of December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006, as stated in their report, which is incorporated by reference herein. GGK did not audit, review or apply any procedures to the adjustments for the correction of the errors in the consolidated balance sheets as of December 31, 2006 and 2005 and consolidated statements of operations, shareholders’ equity (deficiency) and cash flows for the years ended December 31, 2006, 2005 and 2004, and accordingly, did not express an opinion or any other form of assurance on them. Those adjustments were audited by McGladrey and Pullen, LLP. GGK’s report is incorporated by reference in reliance upon the authority of Goldstein Golub Kessler LLP as experts in accounting and auditing.

10,900,000 SHARES OF COMMON STOCK
WARRANTS TO PURCHASE 5,450,000 SHARES OF COMMON STOCK
COLUMBIA LABORATORIES, INC.

PROSPECTUS SUPPLEMENT

October 22, 2009

Oppenheimer & Co. Inc.	The Benchmark Company, LLC